Exhibit 99.1

SILICON VALLEY BANK PARENT CHANGES NAME TO REFLECT SUCCESSFUL
STRATEGY AND FUTURE GROWTH

SVB Financial Group Becomes Holding Company Name; Debuts on Nasdaq Exchange Today

SANTA CLARA, Calif., May 31, 2005 — SVB Financial Group (Nasdaq: SIVB), formerly Silicon Valley Bancshares, will appear for the first time under its new moniker on the Nasdaq exchange today. Signifying the company’s successful execution of its long-term strategy to offer diversified financial services to distinct markets, the name change was approved at the company’s annual stockholder’s meeting in April 2005. The company’s stock ticker symbol did not change from SIVB and there will not be a mandatory exchange of stock certificates as a result of the name change.

“Our strategy over the last few years has been to expand our services beyond traditional commercial banking. Since 2000 we’ve successfully built SVB into a global financial services provider,” said Ken Wilcox, president and CEO of SVB Financial Group. “Our new name is a more accurate reflection of who we are today and it will allow us to continue to grow our capabilities and expand into new markets. We don’t sit still. We’re constantly innovating to meet the needs of our clients and the demands of the market.”

SVB Financial Group is an international financial services holding company serving the technology, life science, private equity and premium wine industries primarily through the following subsidiaries and operating units:

•                  Silicon Valley Bank –– commercial banking

•                  SVB Capital –– private equity services and fund management

•                  SVB Global Financial Services –– international products, networks and in-market business services

•                  SVB Alliant –– investment banking, including M&A and private placement advisory

•                  SVB Securities –– broker dealer investment services

•                  SVB Asset Management –– corporate investment advisory

•                  SVB India Advisors –– business development and business services in India

•                  SVB Europe Advisors –– business development and business services in Europe

“Since 1999 we have dramatically increased our capabilities,” said Marc Verissimo, chief strategy and risk officer, SVB Financial Group. “Our decision to adapt to the needs of our targeted clients and offer increasingly more sophisticated services is greatly expanding our market opportunity. A significant portion of our current revenue is a direct result of our diversification strategy.”

The new holding company name will be rolled out in future communications over the course of 2005. SVB Financial Group, as well as its subsidiaries and operating units, expect to unveil new logos in the latter half this year in coordination with the branding campaign the company launched in 2004.

About SVB Financial Group

For over 20 years, SVB Financial Group, formerly Silicon Valley Bancshares, has been dedicated to helping entrepreneurs succeed. SVB Financial Group is a financial services holding company that serves emerging growth and mature companies in the technology, life science, private equity and premium wine industries. Headquartered in Santa Clara, Calif., SVB Financial Group provides clients with commercial, investment, international and private banking services. The company also offers funds management, broker-dealer transactions, asset management and a full range of services for private equity companies, as well as the added value of its knowledge and networks worldwide. More information on the company can be found at www.svb.com.

SVB Asset Management (“SAM”) and SVB Securities (“SVBS”) are non-bank affiliates of Silicon Valley Bank.  Investments recommended by or offered through SAM or SVBS are not FDIC insured, are not bank guaranteed and may lose value.  SVB Alliant is a wholly owned broker-dealer subsidiary of SVB Financial Group. The services of SVB Alliant are not bank services, are not guaranteed by Silicon Valley Bank, and are not insured by the FDIC.

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